                                                                       EXHIBIT 4

                                                                [EXECUTION COPY]
                                                                ----------------

                               FUNDING AGREEMENT

     FUNDING AGREEMENT (the "Funding Agreement") dated as of the 13th day of May, 1997 among Interactive Entertainment Limited, a Bermuda exempted company ("IEL" or "Borrower"), and Sky Games International Ltd., a Bermuda exempted company ("SGI"), Harrah's Interactive Investment Company, a Nevada corporation ("HIIC" or "Lender"), and SGI Holding Corporation Limited, a Bermuda exempted company ("SGIH").

                                    RECITALS

     WHEREAS, SGI is the parent of SGIH; and

     WHEREAS, SGIH and SGI have requested that (i) prior to the amalgamation of IEL and SGIH (the "Subsidiary Amalgamation"), Lender provide IEL with all or a portion of the funds required to permit IEL to carry on its day-to-day business activities by means of a loan to Borrower and (ii) following the Subsidiary Amalgamation, Lender assist in providing funding to IEL by means of a purchase of shares of common stock, par value Cdn. $.01 per share, of SGI (the "Shares"); and

     WHEREAS, the loan will provide IEL with the funds prior to the Subsidiary Amalgamation and the purchase of equity of SGI will provide SGI with funds to contribute to IEL, in each case, in order to permit IEL to carry on IEL's day to day business activities; and

     WHEREAS, Lender is willing to make such loan and to purchase such equity, although Lender is under no obligation to do so; and

     WHEREAS, Lender's agreement to make the loan is conditioned on the guaranty of such loan by SGIH, the receipt of a stock pledge from SGIH and a security agreement and SGI's grant of warrants to Lender ("Warrant Rights") to purchase the capital stock of SGI under certain terms, and the issuance to Lender of a promissory note in the amount of the loan convertible into capital stock of SGI, and

     WHEREAS, Borrower is willing to borrow such funds and enter into the other credit accommodations herein and to commit to sell its equity on the terms and subject to the conditions set forth herein. Except where otherwise noted, all monetary amounts set forth herein are denominated in United States currency.

                                   AGREEMENT

     In consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

     1. Loan. Lender agrees to make a loan to Borrower in the aggregate principal amount of $1,000,000 (the "Loan") on the terms and subject to the conditions set forth herein and in the Financing Agreements. The Convertible Promissory Note attached hereto as Exhibit A, the Pledge Agreement attached as Exhibit B, the Guaranty attached as Exhibit C, the Warrant Agreement attached as Exhibit D, the Security Agreement attached as Exhibit E and this Funding Agreement are referred to herein as the "Financing Agreements".

     2. Consideration for Lending. Borrower and SGIH acknowledge and agree that they are directly benefited by the Loan advances since the utilization of the Loan proceeds by IEL for working capital purposes will assist IEL to continue to operate and develop its business.

     3. Use of Proceeds. The Loan is to be used only for the working capital needs of IEL and shall not be distributed to the shareholders of Borrower.

     4.  Funding of Loan.

         a. Subject to compliance with the terms hereof and the Financing Agreements, Lender shall advance the Loan to IEL from time to time as required by IEL's manager and HIIC's affiliate, Harrah's Interactive Entertainment Company ("HIEC"), (each, a "Funding Date") during the period from the date hereof through the earlier of (i) the consummation of the Subsidiary Amalgamation and (ii) June 21, 1997. Funding shall occur as requested by HIEC as necessary to fund IEL's immediate working capital needs. Upon consummation of the Subsidiary Amalgamation, Outstanding Amounts (as defined in the Note) under the Note shall automatically convert into shares of common stock, $.01 par value, of SGI ("Common Stock") and HIIC shall receive a warrant to purchase shares of Common Stock in an amount equal to the difference between (x) one million shares of Common Stock and (y) any Common Stock received pursuant to the conversion of Outstanding Amounts under the Note.

         b. Upon the advice of HIEC, IEL shall request funds on behalf of the Borrower by delivering a Notice of Borrowing to Lender (with a copy to SGIH) identifying (i) the total amount of the Loan to be funded and (ii) the Funding Date. Within three (3) days of receipt of a Notice of Borrowing, SGIH and SGI shall cause their respective Chief Executive Officer to deliver to HIIC Officer's Certificates of SGIH and SGI which shall state that, as of the date thereof and on the Funding Date, the representations set forth herein shall be true and correct and no default of SGI or SGIH exists under the Note.

         c. Following receipt and review of the required documentation, Lender shall advance the Loan requested on the Funding Date if such documentation is reasonably satisfactory to Lender in all material respects.

         d. If either or both of SGIH and SGI fail to timely deliver the Officer's Certificate, HIIC may, at its sole discretion (i) declare this Agreement in default; or (ii) elect to advance the funds requested.

         e. IEL may prepay any amounts outstanding under the Loan at any time and from time to time. Any such prepayments shall be used to repay the Loan with the earliest advances under the Loan to be repaid first.

     5.  Purchase of Equity.

         a. Subject to compliance with and possible reduction pursuant to the terms hereof and the consummation on the Subsidiary Amalgamation, HIIC hereby subscribes for and agrees to purchase from SGI during the period from the day after the Subsidiary Amalgamation through the 90th day after the Subsidiary Amalgamation (the "Commitment Period") up to 650,000 Shares (the "Equity Commitment") at a price of $1.00 per Share (the "Subscription Price")when requested by IEL in accordance with the schedule set forth herein (each also, a "Funding Date") as required to fund the working capital needs of IEL. Subject to possible reduction as set forth below, IEL shall be able to require Lender to purchase a number of Shares equal to one-third of the Equity Commitment on each of the 30th, 60th and 90th days (or first business day thereafter) after the Subsidiary Amalgamation; provided any amounts which are not required to be purchased on any such scheduled date may be required to be purchased at any remaining scheduled date. The Subscription Price payable by Lender shall be payable in cash or other immediately available funds. In the event that IEL fails to satisfy its obligations under the Note upon maturity thereof, such failure shall be deemed to be "exigent circumstances" as described in Section 2.4(b) of the Shareholders Agreement dated December 30, 1994 among SGIH, HIIC and IEL.

         b.  Borrower shall deliver a Notice of Exercise to Lender identifying
(i) the portion of the Equity Commitment required to be exercised and (ii) the Funding Date. Within three (3) days of receipt of a Notice of Exercise, SGI and IEL shall cause their respective Chief Executive Officer to deliver to HIIC Officer's Certificates of SGI and IEL which shall state that, as of the date thereof and on the Funding Date, the representations set forth herein shall be true and correct and no default of SGI or IEL exists under this Agreement.

         c. Following receipt and review of the required documentation, Lender shall pay the Subscription Price for the portion of the Equity Commitment required to be exercised on the Funding Date if such documentation is reasonably satisfactory to Lender in all material respects and provided that all the conditions contained herein are satisfied in all material respects.

         d. When Lender shall make full payment to SGI for the Shares subscribed by Lender, and such payment is received by SGI, the proper officers of SGI shall execute and deliver to Lender a certificate representing said Shares and the Shares shall be validly issued, fully paid and non-assessable.

         e. Any then unexercised portions of the Equity Commitment shall be reduced in an amount equal to the dollar amount of all cash proceeds, net of any underwriter or brokers discounts, allowances, fees or commissions, to SGI from the sale of Shares or securities convertible into Shares during the Commitment Period.

         f. If SGI shall at any time prior to the exercise of the Equity Commitment, (i) pay a dividend in Shares or make a pro rata distribution to all of its shareholders in Shares, (ii) subdivide its outstanding Shares into a greater number of Shares, or (iii) combine its outstanding Shares into a smaller number of Shares, the Subscription Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that it shall equal the price determined by multiplying the Subscription Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of Shares outstanding immediately before such dividend, distribution, subdivision or combination, and the denominator of which shall be the number of Shares outstanding immediately
after such dividend, distribution, subdivision or combination.   Such
adjustments shall be made successively whenever any event specified above shall occur.

     6.  Representations by IEL, SGIH and SGI.

         a. Authority. IEL, SGIH and SGI have all requisite corporate power and authority to execute this Agreement and the other Financing Agreements to which each is a party or by which each is bound in connection with the transactions contemplated by this Agreement. IEL, SGI and SGIH have each taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Financing Agreements to which each is a party or by which each is bound and to consummate the transactions contemplated hereby and thereby.

         b. No Violation. Neither the execution and delivery of the Financing Agreements, nor any other agreement, certificate or instrument to be executed or delivered in connection therewith by IEL, SGI or SGIH nor the consummation of the transactions contemplated hereunder or thereunder or the compliance with or performance of the terms and conditions herein or therein, is prevented by, limited by, in conflict in any material respect with, or will result in a breach or violation of, or a default (with due notice or lapse of time or both) under, which would have a material adverse effect on IEL, SGI or SGIH, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of its property or assets by virtue of, the terms, conditions or provisions of: (i) each of their respective organizational documents; (ii) any indenture, evidence of indebtedness, loan or financing agreement, or other material agreement or instrument of whatever nature to which each is a party or by which each is bound; or (iii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court, gaming authority or governmental authority to which each is subject.

         c. Enforceability. This Agreement and each of the other Financing Agreements, when executed and delivered by each of IEL, SGI and SGIH, will constitute a legal, valid and binding obligation of each of IEL, SGI and SGIH, enforceable against each of IEL, SGI and SGIH in accordance with the respective terms of each such agreement (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors rights and by the availability of injunctive relief, specific performance and other equitable remedies).

         d. No Defaults. None of IEL, SGI, or SGIH is in violation of or in default with respect to any material agreement, or applicable laws and/or regulations which materially and adversely affect the business, financial condition or property of IEL, SGI or SGIH.

         e. No Untrue Statements. All statements, representations and warranties made by IEL, SGI and SGIH in this Agreement and the Financing Agreements (i) are and shall be true, correct and complete in all material respects, at the time they were made and on and as of each Funding Date, (ii) do not and shall not contain any untrue statement of a material fact, and (iii) do not and shall not omit to state a material fact necessary in order to make the information contained therein not misleading or incomplete. IEL, SGI and SGIH understand that all such statements, representations and warranties shall be deemed to have been relied upon by Lender as a material inducement to enter into this Agreement and the Financing Agreements.

         f. Solvency. IEL, SGI and SGIH have generally been paying their obligations as they come due, are not insolvent on the date hereof, and, after giving effect to the transactions contemplated by this Agreement and the Financing Agreements, will not be rendered insolvent or unable to pay their obligations as they come due. Each of IEL, SGI and SGIH has and, after giving effect to the transactions contemplated by this Agreement and the Financing Agreements, will have adequate capital to operate its facilities and conduct its business in the manner in which it is currently being conducted, and, after giving effect to the transactions contemplated by such Agreements, neither IEL, nor SGI, nor SGIH is or will be engaged in a business or transaction for which the remaining assets of such party are unreasonably small in relation to the business or transaction. Neither IEL, nor SGI, nor SGIH is subject to liabilities, and the Loan does not represent indebtedness, and neither IEL, nor SGI, nor SGIH will incur debts that it believes, or reasonably should believe are, beyond such party's ability to pay as such debts mature.

         g. Value of Collateral. The fair market value of the consideration received by IEL and SGIH hereunder, including without limitation, the Loan, exceeds the fair market value of the liens and security interests granted to Lender as set forth in Exhibits B and E.

         h. No Intent to Defraud. None of IEL, SGI, or SGIH is entering into the transactions contemplated herein with any actual intent to hinder, delay or defraud any creditor.

     7.  Representations by HIIC.

         a. Authority. HIIC has all requisite corporate power and authority to execute this Agreement and the other Financing Agreements to which it is a party or by which it is bound in connection with the transactions contemplated by this Agreement. HIIC has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Financing Agreements to which it is a party or by which it is bound and to consummate the transactions contemplated hereby and thereby.

         b. No Violation. Neither the execution and delivery of the Financing Agreements, nor any other agreement, certificate or instrument to be executed or delivered in connection therewith by HIIC nor the consummation of the transactions contemplated hereunder or thereunder or the compliance with or performance of the terms and conditions herein or therein, is prevented by, limited by, in conflict in any material respect with, or will result in a breach or violation of, or a default (with due notice or lapse of time or both) under, which would have a material adverse effect on HIIC, or the creation or imposition of any material lien, charge, or encumbrance of any nature whatsoever upon any of its property or assets by virtue of, the terms, conditions or provisions of: (i) its organizational documents; (ii) any indenture, evidence of indebtedness, loan or financing agreement, or other material agreement or instrument of whatever nature to which it is a party or by which it is bound; or
(iii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court, gaming authority or governmental authority to which each is subject.

         c. Enforceability. This Agreement and each of the other Financing Agreements, when executed and delivered by HIIC, will constitute a legal, valid and binding obligation of HIIC, enforceable against HIIC in accordance with the respective terms of each such agreement (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors rights and by the availability of injunctive relief, specific performance and other equitable remedies).

         d. No Defaults. HIIC is not in violation of or in default with respect to any material agreement, or applicable laws and/or regulations which materially and adversely affect the business, financial condition or property of HIIC.

         e. No Untrue Statements. All statements, representations and warranties made by HIIC in this Agreement and the Financing Agreement (i) are and shall be true, correct and complete in all material respects, at the time they were made and on and as of each Funding Date, (ii) do not and shall not contain any untrue statement of a material fact, and (iii) do not and shall not omit to state a material fact necessary in order to make the information contained therein not misleading or incomplete. HIIC understands that all such statements, representations and warranties shall be deemed to have been relied upon by Borrower and SGIH as a material inducement to enter into this Agreement and the Financing Agreements.

         f. Investment Intent. All Shares acquired by or for HIIC pursuant to this Agreement are being or have been acquired solely for investment and not with a view to the distribution thereof or with any intention of distributing or reselling any such Shares, and that, irrespective of any other provisions of this Agreement, any sale or other transfer of such Shares by HIIC will be made only in compliance with all applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended (the "Act"). SGI and HIIC acknowledge that the Shares acquired pursuant to the Financing Agreements shall be covered by a registration rights agreement between SGI and HIIC, pursuant to which HIIC shall have the right to have the Shares acquired registered upon HIIC's demand, subject to the terms and conditions thereof.

         g. Nature of Shares. All Shares acquired by or for HIIC will not be registered under the Act and must be held by HIIC until such Shares are registered under the Act or an exemption from such registration is available. SGI will have no obligation to take any actions that may be necessary to make available any exemption from registration under the Act.

         h. Rule 144. HIIC is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Act, which establishes guidelines governing, among other things, the resale of "restricted securities" (securities such as the Shares, which are acquired from the issuer of such securities in a transaction not involving any public offering). In connection with a sale or other transfer of the Shares pursuant to an exemption from registration under the Act, or if available, under Rule 144 or pursuant to some other exemption, HIIC may be required by SGI to deliver to SGI an opinion from counsel for HIIC, and/or receive an opinion from counsel for SGI, to the effect that all applicable federal and state securities law requirements have been met.

         i. Access to Information. In order to adequately evaluate the merits and risks of an investment in SGI, HIIC has had an opportunity to (i) ask questions and receive answers from SGI and its representatives concerning SGI and HIIC's investment therein, and (ii) obtain any additional information which HIIC has requested with respect to SGI and HIIC's investment therein. HIIC understands that no federal or state agency has recommended or endorsed the purchase of Shares or made any determination or finding as to the fairness of the provisions of this Agreement. HIIC understands and is cognizant of all the risk factors related to the purchase of the Shares, and HIIC's knowledge and experience in financial and business matters is such that HIIC is capable of evaluating the risks of an investment in the Shares.

         8. Covenant. SGI, SGIH and HIIC each agree to use their reasonable best efforts and to do all things necessary to effect the Subsidiary Amalgamation and the amalgamation of SGI and IEL as promptly as practicable.

     9.  Conditions.  The advance of Loans shall be conditioned upon:

         a. on the initial Funding Date only receipt by Lender of all of the following:

             (i) Evidence of the authority for each of IEL, SGI and SGIH to execute, deliver and perform the Financing Agreements to which each is a party;

             (ii)   Executed Convertible Promissory Note (the "Note") - Exhibit
                    A;

             (iii)  Executed Guaranty of the Note of SGI and SGIH - Exhibit C;

             (iv) Executed Pledge and Security Agreement of IEL Shares acquired by SGIH subsequent to the date hereof - Exhibit B;

             (v)    Executed copy of Security Agreement - Exhibit E;

             (vi)   Executed Warrant Agreement - Exhibit D;

             (vii)  Opinion of Counsel for SGI and SGIH;

             (viii) Resolutions of the Board of Directors of IEL, SGI and SGIH,
                    certified by the Secretary thereof, authorizing execution of the Financing Agreements and all transactions and obligations contained therein; and

             (ix) the holders of the Shares which are being held in escrow by Montreal Trust Company of Canada pursuant to the Escrow Agreement dated as of May 27, 1992 having entered into a binding agreement effective as of the date of execution to have SGI redeem their Shares at a redemption ratio of 1 newly issued Share for every 3 escrow Shares redeemed; and

         b. on each Funding Date, including the initial Funding Date, each of the following conditions have been satisfied in all material respects:

             (i) there not being an uncured Event of Default under this Agreement;

             (ii) there not being a material uncured default under the Software License and Software Services Agreement and the Services Agreement, each dated November 7, 1995, between IEL and Singapore Airlines Ltd.;

             (iii) no bankruptcy, reorganization or insolvency proceedings, including, without limitation, an assignment for the benefit of creditors having been instituted by or against any of SGI, SGIH or IEL and, if instituted against any of SGI, SGIH or IEL, such proceedings having been consented to (except for any of the foregoing due to HIIC's failure to fund its obligations to IEL or to advance the Loan when required hereby);

             (iv) there not having been a material adverse change from the existing 1997 Annual IEL business plan as adopted by the Board of Directors of IEL;

             (v) there not being a material adverse change in the financial condition of SGI, on a stand alone basis prior to the amalgamation of IEL with and into SGI, except as a result of the writedown of SGI's real estate assets;

             (vi) following execution of binding documents with respect to such transaction, there not being a material breach of the representations and warranties in the agreements to effect the amalgamation of IEL and SGIH or the amalgamation of SGI and IEL; and

             (vii) there not being any litigation which would or could reasonably be expected to have the effect of halting or materially delaying the amalgamation of IEL and SGIH or the amalgamation of SGI and IEL.

     10. Default. Each of the following shall constitute an "Event of Default" under this Funding Agreement:

         a. the failure of IEL to pay in full any amount due under the Note by the date the same is due, as provided therein, and such failure shall continue for five (5) days after written notice from HIIC to IEL of such failure, or IEL's failure to pay in fill any amount due hereunder upon maturity of the Note, by acceleration or otherwise:

         b. the failure of IEL to perform, satisfy and observe in all material respects, when due, any of the obligations, covenants, conditions and restrictions under the Financing Agreements or the failure of any representations and warranties thereunder to be true and correct in any material respect, not involving the payment of money, and such failure shall continue for fifteen (15) days after written notice from HIIC to IEL of such failure, or if said failure cannot reasonably be cured within said fifteen (15) day period, IEL shall not have pursued the cure with reasonable diligence and shall not have cured such failure within a reasonable time after the written notice from HIIC to IEL or SGI and SGIH described above;

         c. an uncured default by IEL shall exist under the other Financing Agreements; or

         d. an uncured default by either or both of SGI or SGIH shall exist under any of the Financing Agreements.

     11.  General.

          a. Notices. All notices and other communications to be delivered or made hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by post prepaid certified mail, return receipt requested, (iii) sent by express courier service, or (iv) sent by facsimile at the following addresses or such other addresses described in a written notice as provided herein:

          IEL and HIIC:       1023 Cherry Road
                              Memphis, TN  38117
                              Attn:  John Boushy
                              Facsimile No.:  901-762-8914

          With a copy to:     John W. McConomy, Esq.
                              1023 Cherry Road
                              Memphis, TN  38117
                              Facsimile No.:  901-762-8735

          SGI and SGIH:       595 Howe Street, Suite 1115
                              Vancouver, B.C.  V6C 2T5
                              Attn:   Malcolm P. Burke
                              Facsimile No.:  604-687-8678

          With a copy to:     Altheimer & Gray
                              10 South Wacker Drive, Suite 4000
                              Chicago, Illinois 60606
                              Attn: Andrew W. McCune, Esq.
                              Facsimile No.:  312-715-4800

All such notices and communications shall be deemed effective, if mailed, upon the expiration of the fifth (5th) day following the date of mailing (except that any notice of change of address shall be effective only upon receipt by the party to whom such notice is addressed), if delivered personally or delivered by courier, upon receipt or refusal of delivery, and if by facsimile, upon the first business day following confirmed transmission; provided such notice or communication is also mailed in accordance with the foregoing requirements within two (2) days of delivery by facsimile.

          b. Counterparts. This Agreement and the Financing Agreements may be executed by the parties hereto in any number of separate counterparts with the same as if the signatures were upon the same instrument. All such counterparts shall together constitute but one and the same document.

          c. Choice of Law and Forum. This Agreement and the Financing Agreements shall be governed by and construed in accordance with the laws of the State of Tennessee. IEL, SGIH and SGI further agree that the determination of any action relating to this Agreement or any of the Financing Agreements delivered in favor of Lender pursuant to the terms thereof shall be either an appropriate court of the State of Tennessee or the United States District Court for the Western District of Tennessee.

          d. Successors and Assigns. All of the terms, covenants, warranties and conditions contained in this Agreement and the Financing Agreements shall be binding upon and inure to the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

          e. Further Assurances. Borrowers, SGI and SGIH will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such amendments or supplements hereto or to any of the Financing Agreements and such further documents, instruments and transfers as the Lender may require in connection with or to effect the transactions contemplated hereby or in any of the Financing Agreements.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and date first above written.

INTERACTIVE ENTERTAINMENT LIMITED       HARRAH'S INTERACTIVE INVESTMENT COMPANY

By:/s/ Malcolm Burke                    By:/s/ John Boushy
   ------------------------------          ----------------------

Its:Vice President                      Its:Senior Vice President
    -----------------------------           ---------------------


SGI HOLDING CORPORATION LIMITED

By:/s/ Malcolm Burke
   ------------------------------

Its:President
    -----------------------------


SKY GAMES INTERNATIONAL LTD.

By:/s/ Malcolm Burke
   ------------------------------

Its:President
    -----------------------------

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